U.S. Gold Corp. Announces Amendments to its Bylaws, Updates to its Corporate Governance Charters and Policies, and Execution of Certain Executive Employment Agreements

Elko, Nevada, November 2, 2018 – U.S. Gold Corp. (NASDAQ: USAU) (“U.S. Gold” or the “Company”) today announced that the Company has amended its bylaws, updated certain of its corporate governance policies and entered into employment agreements with Edward Karr, as Chief Executive Officer, and David Rector, as Chief Operating Officer.

Edward Karr, Chief Executive Officer, commented, “U.S. Gold is committed to creating a corporate framework that will allow our company to grow, develop and improve shareholder value. We believe that amending our bylaws to provide a 1/3 quorum requirement for shareholder meetings is in-line with our industry peers and that strengthening our corporate governance policies will demonstrate our commitment to strong corporate governance. In addition, the employment agreements with myself and David Rector will ensure continued strong leadership of U.S. Gold Corp.”

Bylaw Amendments

The Company amended and restated its Bylaws to reduce the quorum requirement for shareholder meetings from shareholders representing a majority of the shares entitled to vote to the minimum required by Nasdaq Stock Market Rule 5620(c) of one-third (33-1/3%) of the issued shares of the Corporation’s common voting stock. In addition, the Bylaws were amended to reference U.S. Gold Corp. (formerly, Dataram Corporation) as the corporation and to make other non-material grammatical corrections.

Corporate Governance Charter Updates

The Board of Directors approved amendments to the Compensation Committee Charter, the Corporate Governance and Nominating Committee Charter, and the Technical Committee Charter. These additions improve upon the existing charters and put them in line with industry standards. Additionally, the Board of Directors of the Company has authorized and approved the reaffirmation of the Company’s Corporate Governance Principles and the Company’s Related Party Transactions Policies.

Employment Agreements

The Company entered into employment agreements with Edward Karr, as Chief Executive Officer, and David Rector, as Chief Operating Officer. Execution of these employment agreements ensure Mr. Karr and Mr. Rector will continue to provide strong and stable leadership in their current roles.

●	Mr. Karr has served as President, Chief Executive Officer, and Director of the Company since April 12, 2016. Mr. Karr is the founder of several investment management and investment banking firms in Geneva Switzerland and has been active in the natural resource industry for years. Mr. Karr was a founder and currently serves on the Board of Directors of Pershing Gold Corp. (NASDAQ: PGLC). Mr. Karr is a Director and Chair of the Audit Committee of Levon Resources (TSX: LVN). Previously, Mr. Karr worked for Prudential Securities in the United States and has been in the financial services industry for over twenty years.

●	Mr. Rector has served as Chief Operating Officer of the Company since December 22, 2017. Mr. Rector previously served Chief Operating Officer of Gold King Corp. Prior to his time with U.S. Gold Corp., Mr. Rector Chief Executive Officer and President of Valor Gold and Vice President of Finance & Administration at Pershing Gold (NASDAQ: PGLC).

More information and copies of U.S. Gold policies can be found on its website at www.usgoldcorp.gold.

About U.S. Gold Corp.

U.S. Gold Corp. is a publicly traded U.S. focused gold exploration and development company. U.S. Gold Corp. has a portfolio of development and exploration properties. Copper King is located in Southeast Wyoming and has a Preliminary Economic Assessment (PEA) technical report, done by Mine Development Associates. Keystone is an exploration property on the Cortez Trend in Nevada, identified and consolidated by Dave Mathewson. For more information about U.S. Gold Corp., please visit www.usgoldcorp.gold.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements, including statements related to the improving shareholder value, comparisons of the amended corporate governance charters and bylaws to industry standards and ability to retain its executive officers. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks arising from: whether or not U.S. Gold Corp. will be able to raise capital through this offering or consummate this offering, the satisfaction of customary closing conditions, prevailing market conditions, the anticipated use of proceeds from the offering and the impact of general economic industry or political conditions in the United States or globally. A list and description of these and other risk factors can be found in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. We make no representation or warranty that the information contained herein is complete and accurate and we have no duty to correct or update any information contained herein.

For additional information, please contact:

U.S. Gold Corp. Investor Relations:

+1 800 557 4550

ir@usgoldcorp.gold

www.usgoldcorp.gold